UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2005

Aspect Medical Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-24663	04-2985553

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

141 Needham Street Newton, Massachusetts	02464-1505

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 559-7000

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

     On March 24, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Aspect Medical Systems, Inc. (the “Company”) adopted a form of restricted stock agreement pursuant to which restricted stock awards to purchase shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), will be made to the Company’s executive officers under the Company’s 2001 Stock Incentive Plan, as amended. A copy of such form of restricted stock agreement (the “Restricted Stock Agreement”) is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

     Pursuant to the terms of the Restricted Stock Agreement: (i) the executive officers will have the right to purchase shares of Common Stock from the Company at a purchase price equal to $0.01 per share (the “Shares”); (ii) if the employment of an executive officer ceases for any reason (other than death or disability), the Shares may be repurchased by the Company for $0.01 per share, provided that such forfeiture restrictions on the Shares will generally lapse as to (A) 13.5% of the Shares after six months from the date vesting commences and (B) 6.25% of the Shares upon completion of each quarter thereafter; and (iii) if the executive officer dies or becomes disabled prior to the restrictions on all of the Shares lapsing, any Shares that are still subject to forfeiture will no longer be subject to any such restrictions upon such death or disability.

     Also on March 24, 2005, the Compensation Committee authorized the Company to enter into Restricted Stock Agreements, with the executive officers listed below (each, an “Executive Officer”), pursuant to which the Executive Officers received restricted shares of Common Stock in the amounts set forth opposite each Executive Officer’s name.

Name	Number of Shares of Common Stock

Nassib Chamoun	8,333

J. Breckenridge Eagle	3,000

Boudewijn Bollen	2,500

Scott D. Kelley, M.D.	2,500

Michael Falvey	2,500

William H. Floyd	2,500

Paul J. Manberg	2,500

Philip Devlin	2,500

John Coolidge	2,500

Marc Davidson	2,500

Item 9.01 - Financial Statements and Exhibits

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPECT MEDICAL SYSTEMS, INC.

Date: March 30, 2005	By:	/s/ Michael Falvey

Michael Falvey
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Form of Restricted Stock Agreement